Exhibit 10.24

LYMI Inc. d/b/a Reformation
8840 Washington Ave, Ste 202
Culver City, CA 90232

5801 S 2nd Street
Vernon, CA 90058

July 18, 2026

Ivan Tchakarov
Sent via e-mail

Dear Mr. Tchakarov,

This letter agreement (the “Agreement”) is entered into between Ivan Tchakarov (“you”) and, LYMI, Inc (d/b/a The Reformation) (the “Company” or “we”), effective upon the effectiveness of the registration statement relating to Reformation Inc.’s initial public offering (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.            Title/Position. You will continue to serve as the Company’s Chief Operating Officer. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.            Base Salary. As of the Effective Date, your annual base salary is $490,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Company, in its sole discretion.

3.            Annual Bonus. You will be eligible to earn an annual target bonus equal to 50% of your then-current base salary, subject to the terms and conditions of the Reformation Inc. Equity Incentive Compensation Plan (the “Annual Bonus Plan”). For the Company’s 2026 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to approximately $245,000, subject to the completion of the Company’s initial public offering in the 2026 fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, and except as otherwise set forth in the CIC/Severance Policy, any such bonus will be subject to your continued employment through and until the date of payment and the terms and conditions of the Annual Bonus Plan. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.            Equity Awards. The Board shall grant you, upon the effectiveness of Reformation Inc. S-8 registration statement the following equity: (i) a one-time RSU award with an aggregate value of $2 million (the “IPO Awards”) and (iii) certain equity awards with an aggregate value of $1 million representing your annual award for fiscal 2026 (the “Fiscal 2026 Awards”), such award shall be allocated 50% in stock options and 50% in RSU awards, in each case, with the terms (including vesting terms) as set forth under the Company’s 2026 Omnibus Incentive Plan (the “Plan”). The IPO Awards and the Fiscal 2026 Awards will be subject to individual award agreements under the Plan.

Following the Company’s initial public offering, you will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Further, you agree that in any single fiscal quarter during the six (6) month period following the Lock-Up Expiration Date (the “Restriction Period”), you may Transfer (as defined below) no more than 10% of the total number of shares of the Company’s common stock that are subject to your then-outstanding Company equity awards (including vested stock options, vested restricted stock units and vested performance-based stock units) and any other shares you then hold in your name, determined as of the first day of such fiscal quarter (the “Shares”). You acknowledge and agree that any Transfer during the Restriction Period remains subject to the Company’s insider trading policy and the successful expiration of any lock-up agreement with the Company’s underwriters. For purposes of this letter, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance, or other disposition of the Shares, or entering into any contract or agreement to do so, but will not include the adoption of a 10b5 trading plan or sales permitted under your pro-rata demand registration rights or Shares tendered to the Company in satisfaction of the exercise price of any options or to satisfy any tax withholding obligations. A "Transfer" also includes (a) any short sale, swap, hedge, or derivative transaction (such as a put or call option) that transfers any of the economic consequences of ownership of the Shares, whether settled in cash or securities and (b) any public announcement of an intention to execute any of these transactions. Notwithstanding the foregoing, in the event you incur a Qualifying Termination (as defined in the CIC/Severance Policy) during the Restriction Period, the transfer restrictions set forth in this paragraph shall terminate and be of no further force or effect.

5.            Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.            Severance. As of the Effective Date, you are also entering into a Participation Agreement for the Company’s Change in Control and Severance Policy (the “CIC/Severance Policy”) with the benefits applicable to you based on your position within the Company. The CIC/Severance Policy and the Participation Agreement specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections supersede all other severance payments and benefits to which you otherwise are eligible to receive as of the Effective Date on such qualifying terminations under any other agreement with the Company.

7.            Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Employee Inventions Assignment and Confidentiality Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

8.            At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.            Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.          Miscellaneous. This Agreement, together with the Confidentiality Agreement, the CIC/Severance Policy, the Mutual Agreement to Arbitrate, as attached hereto as Exhibit A, and any outstanding equity awards granted to you by the Company under its equity incentive plans and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. For the avoidance of doubt, nothing in this paragraph shall operate to supersede, terminate, or waive any proprietary information and inventions agreement or other survival-intent agreement executed by the parties, nor shall it relieve you of your obligation to comply with the Company’s generally applicable policies and employee handbook. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

By:	/s/ Hali Borenstein
Hali Borenstein
Chief Executive Officer

Agreed to and accepted:

/s/ Ivan Tchakarov
Ivan Tchakarov

Dated:	7/18/26

[Signature Page to Tchakarov Letter Agreement]

Exhibit A

MUTUAL AGREEMENT TO ARBITRATE

This Mutual Agreement to Arbitrate (the “Agreement”) is entered into by and among LYMI, Inc. (together with its parent, subsidiary and affiliated corporations and entities, the “Company”) and Ivan Tchakarov (“Employee” or “you”) as of dates written below.  This Agreement is a fully mutual, voluntary Agreement to arbitrate Covered Disputes (defined below) and Employee’s consent/agreement to this Agreement is not a required term or condition of employment or continuing employment.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, including Employee’s employment on an at-will basis and/or continued at will employment and for other consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company voluntarily and mutually agree as follows:

1.            VOLUNTARY AND MUTUAL CONSENT TO ARBITRATION.

a.            Voluntary and Mutual Agreement to Arbitrate Covered Disputes.  Employee and the Company voluntarily consent and agree that any and all disputes that arise out of or relate to Employee’s employment with the Company, including any dispute that relates in any way, in whole or in part, to Employee’s hiring by, employment with or separation from the Company, or any other dispute by and between Employee, on the one hand, and the Company, its parent, subsidiary and affiliated corporations and entities, and each of their respective officers, directors, agents and employees (the “Company Parties”), on the other hand (collectively, “Covered Disputes”), shall be submitted to binding arbitration before a neutral Arbitrator.  Covered Disputes include, and this arbitration obligation extends to, any and all claims that may arise by and between the Parties and, except as expressly required by applicable law, extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, breach of duty of loyalty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, disability, loss of future earnings, and claims under any applicable state Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, as amended, the California Labor Code, as amended, the California Business and Professions Code, as amended, the California Civil Code, as amended, and all other applicable state or federal law.  The Company and Employee understand and agree that arbitration of the disputes and claims covered by this Agreement shall be the sole and exclusive method of resolving any and all existing and future Covered Disputes arising by and between the Parties.

b.            Exclusions from Covered Disputes.  The Company and Employee further understand and agree that claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance are not covered by this Agreement and shall therefore be resolved in any appropriate forum, including the Workers’ Compensation Appeals Board, as required by the laws then in effect.  Employee and the Company further understand and agree that nothing in this Agreement should be interpreted as restricting or prohibiting Employee from filing an administrative charge or complaint with an appropriate federal, state, or local governmental agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal laws or regulations, such as the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) and/or the U.S. Equal Employment Opportunity Commission (EEOC).  However, any Covered Disputes that are not resolved through the federal, state, or local governmental agency must be submitted to arbitration in accordance with this Agreement. No language in this document is intended to limit in any way Employee’s rights under the National Labor Relations Act (NLRA) and/or Employee’s right, if any, to submit a claim to the NLRB. While this Agreement provides that the Company and Employee will only pursue Covered Disputes individually in the arbitral forum and while the Company may ask a court to compel arbitration of Employee’s Covered Disputes (if a lawsuit in court has been filed), to the extent the filing of such a lawsuit is protected concerted activity under the NLRA, the filing of the lawsuit will not result in threats, discipline or discharge.

c.            Class/Collective Action Waiver; Exceptions.  Except as otherwise required under applicable law or as otherwise provided in this Agreement, (1) class action, representative action or collective action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (2) Employee and the Company shall not assert class action, representative action, or collective action claims in any arbitration under this Agreement; (3) Employee and the Company shall only submit Employee’s or the Company’s own, individual claims in arbitration and will not seek to represent the interests of any other person or entity in any arbitration under this Agreement; (4) none of Employee’s or the Company’s claims that are the subject of this Agreement shall be submitted to or be the subject of class, representative, or collective actions in court or arbitration (even if such claims are brought by or against another present or former employee); and (5) the Arbitrator shall not consolidate Employee’s or the Company’s claims into a single proceeding with the claims involving other present or former employees (regardless of whether the Company or the other present or former employee commenced such other arbitration or proceeding) and the Arbitrator shall have no power or authority to hear or rule upon class, representative, or collective actions or motions, applications or requests to consolidate or join the claims of other parties (collectively, “Class/Collective Action Waiver”).

d.            Notwithstanding anything in this Agreement to the contrary, so long as claims asserted in an action under the California’s Private Attorney General Act (“PAGA”), and/or claims asserted in a collective action that seek public injunctive relief, are not arbitrable under applicable law, PAGA claims and public injunctive relief claims shall not be deemed to be Covered Disputes and such claims shall not fall within the scope of the Class/Collective Action Waiver in section 1(c); rather, PAGA claims and/or public injunctive relief claims may be maintained in a court of law.  However, if, under applicable law, actions under PAGA, and/or claims asserted in a collective action that seek public injunctive relief, are determined to be arbitrable under applicable law, representative PAGA claims and/or public injunctive relief claims shall be deemed to be a Covered Dispute and such claims shall fall within the scope of the Class/Collective Action Waiver in section 1(c) and such claims, if any, may only be brought by Employee in bilateral arbitration proceedings based only upon Employee’s claims and not involving any other employee and/or the the claims of any other employees and not in a representative action.

e.            Commencing Arbitration; Limitations Period.  Any demand for arbitration by either Employee or the Company shall be served or filed within the statute of limitations that is applicable to the claim(s) upon which arbitration is sought or required.  Any failure to demand arbitration within this time frame and according to this Agreement shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration to the same extent such claims would be barred if the matter proceeded in court (along with the same defenses to such claims).

f.            Selection of Arbitrator.  The Parties shall select a mutually agreeable Arbitrator (who shall be a retired judge) from a list of Arbitrators provided by the American Arbitration Association (“AAA”), ADR Services, ARC, Judicate West, JAMS, or any other ADR service provider that is mutually agreed upon by the Parties.  If, however, the Parties are unable to reach an agreement regarding the selection of an Arbitrator, the Parties shall follow the Arbitrator selection procedures of the mutually agreed ADR service provider (e.g., pursuant to applicable Arbitrator selections rules and procedures of JAMS or the AAA) or a Party may apply to a court of competent jurisdiction for an order appointing a neutral to serve as an Arbitrator in a case involving Covered Disputes.

g.            Location of Arbitration.  The arbitration shall take place in the city or county in California where Employee works or last worked for the Company.  However, the Parties also may agree to, or the Arbitrator may so direct, another location for the arbitration hearing, taking into account the convenience of witnesses, access to documents, convenience for the Parties, and other relevant factors.

h.            Governing Law; Reasonable Discovery; Dispositive Motions.  This Agreement shall be governed by and construed and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not individual state laws regarding enforcement of arbitration agreements or otherwise; and the substantive law of the State where Employee worked for the Company shall apply.  The Arbitrator shall allow reasonable discovery that allows the Parties to adequately prepare for arbitration of Disputed Claims.  At a minimum, the Arbitrator shall allow at least that discovery that is authorized or permitted by the Federal Rules of Civil Procedure and any other discovery required by law in arbitration proceedings.  Likewise, the Arbitrator is authorized to consider and rule on dispositive motions of any Party for summary judgment or partial summary judgment and, when a Party files, and the Arbitrator later resolves, a motion for summary judgment or partial summary judgment or another dispositive motion, the standards applicable to such a motion under the Federal Rules of Civil Procedure (FRCP), and applicable federal case law interpreting and applying the FRCP, shall apply to such a motion and the Arbitrator’s decision on the same.  Nothing in this Agreement relieves either Party from any obligation they may have to exhaust certain administrative remedies before arbitrating any Covered Disputes under this Agreement.

i.            Reasoned Award; Scope of Relief.  In any arbitration proceeding under this Agreement, the Arbitrator shall issue a reasoned written award that sets forth the essential findings and conclusions on which the award is based.  The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted Covered Disputes.  The Arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable governing judicial review of arbitration awards.

j.            Arbitration Fees/Costs; Attorneys’ Fees and Costs.  The fees of the Arbitrator and all arbitration related costs shall be allocated and paid in accordance with applicable state or federal law; provided, however, if required under applicable law (and/or under the rules of the ADR service provider), the Company will pay all costs of the Arbitrator including the Arbitrator’s fee.  Except as otherwise required under applicable law, the Company and Employee shall each pay their own attorneys’ fees and costs incurred in connection with the arbitration (including the fees and costs of any court reporter or videographer), and the Arbitrator will not have authority to award attorneys’ fees and costs unless a statute or contract at issue in the dispute authorizes the award of reasonable attorneys’ fees and costs to the prevailing Party, in which case the Arbitrator shall have the authority to make an award of reasonable attorneys’ fees and costs to the same extent available under applicable law.  If there is a dispute as to whether the Company or Employee is the prevailing Party in the arbitration, the Arbitrator will decide this issue.

k.            Jury Trial Waiver; Provisional Remedies Allowed.  The arbitration of Covered Disputes under this Agreement shall be instead of a trial before a court or jury and the Company and Employee understand that they are expressly waiving any and all rights to a trial before a court and/or jury regarding any Covered Disputes which they now have or which they may have in the future that are subject to arbitration under this Agreement; provided, however, nothing in this Agreement prohibits either Party from seeking provisional remedies in court in aid of arbitration including temporary restraining orders, preliminary injunctions and other provisional remedies.

2.            CONFIRMATION OF VOLUNTARY CONSENT TO ARBITRATION.  EMPLOYEE IS NOT REQUIRED AS A CONDITION OF EMPLOYMENT, OR CONTINUING EMPLOYMENT, TO AGREE AND CONSENT TO ARBITRATION PURSUANT TO THIS AGREEMENT OR OTHERWISE.  HOWEVER, IF EMPLOYEE AND THE COMPANY SIGN (OR ACKNOWLEDGE) THIS AGREEMENT, EMPLOYEE’S AND THE COMPANY’S SIGNATURES (OR ACKNOWLEDGEMENTS) REFLECT EACH OF THE PARTY’S VOLUNTARY AGREEMENT TO EACH OF THE TERMS OF THIS AGREEMENT AND CONFIRMS EACH PARTY VOLUNTARILY CONSENTS TO ARBITRATE COVERED DISPUTES.  IF EMPLOYEE DOES NOT WISH TO VOLUNTARILY AGREE AND CONSENT TO ARBITRATE COVERED DISPUTES, EMPLOYEE SHOULD NOT SIGN THIS AGREEMENT.

3.            REASONABLE RELIANCE; NO RETALIATION.  Given that this Agreement is purely voluntarily and consensual, if Employee signs this Agreement and evidences Employee’s voluntary consent to arbitration, the Company may reasonably rely on Employee’s voluntary consent to arbitration and both the Company and Employee shall be bound by this Agreement.  No Company employee shall be retaliated against if he or she decides not to voluntarily consent and agree to this Agreement.  If, however, Employee decides not to agree to this Agreement and if Employee believes that Employee has been retaliated against for doing so, Employee should immediately report such retaliation to the Company’s Human Resources Department.

4.            SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.  The invalid and unenforceable term or provision shall be deemed amended and limited in accordance with the intent of the Parties, as determined from the face of this Agreement and the exhibits thereto, to the extent necessary to permit the maximum enforceability or validation of such term or provision.

5.            NO ALTERATION OF AT-WILL EMPLOYMENT.  Unless Employee and the Company have otherwise entered into an express, written employment contract or agreement for a specified term, Employee and the Company acknowledge and agree that nothing in this Agreement creates or is intended to create an express or implied contract for employment or continuing employment and this Agreement does not alter or otherwise effect the at-will status of Employee’s employment with the Company.

6.            COUNTERPARTS; CONSENT TO ELECTRONIC SIGNATURES.  This Arbitration Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Photographic or digital copies or facsimile transmittals or electronic signatures/acknowledgements of such signed counterparts may be used in lieu of, and with the same effect as, the originals.  Further, the Parties understand and agree that this Arbitration Agreement may be signed and maintained electronically, and the Company’s and Employee’s signatures below reflect each Party’s consent to the use of such electronic signatures.

7.            ENTIRE AGREEMENT/MODIFICATION/NO WAIVER.  There are no oral representations, understandings or agreements with the Company or any of its officers, directors or employees covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, it cancels and supersedes all prior agreements with respect to the subject matter hereof, and it cannot be modified, varied, contradicted or supplemented by evidence of any prior, contemporaneous, or subsequent oral agreement(s), or any prior written agreement(s).  This Agreement may not be later modified, varied, contradicted, or supplemented except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the Party waiving the benefit of such terms.

EMPLOYEE IS ENCOURAGED TO TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  EMPLOYEE IS ALSO ENCOURAGED TO CONSULT WITH A PRIVATE ATTORNEY BEFORE SIGNING THIS AGREEMENT. WHETHER EMPLOYEE DOES SO OR NOT IS EMPLOYEE’S DECISION.

To acknowledge the Parties’ agreement to each of the foregoing terms, Employee’s and the Company’s signatures below confirm:  (A) Employee and the Company have received this Agreement, (B) Employee and the Company have read and understood each of the terms of this Agreement (or has had the opportunity for others to read it to Employee and the Company), and (C) EMPLOYEE AND THE COMPANY VOLUNTARILY CONSENT AND AGREE TO EACH OF THE TERMS OF THIS AGREEMENT AND EMPLOYEE AND THE COMPANY VOLUNTARILY CONSENT TO ARBITRATION OF ALL COVERED DISPUTES PURSUANT TO THIS AGREEMENT.

LYMI, INC.		EMPLOYEE

BY:	/s/ Hali Borenstein	BY:	/s/ Ivan Tchakarov

NAME: HALI BORENSTEIN		NAME: IVAN TCHAKAROV

TITLE: CEO

DATE:	7/17/2026	DATE:	7/18/2026